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                                                                     Exhibit 3.2


                           CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              NUEVO ENERGY COMPANY


     Nuevo Energy Company, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     First: The amendments to the Corporation's Certificate of Incorporation set forth below were duly adopted by the Board of Directors of the Corporation, at a meeting duly held, pursuant to resolutions proposing and declaring said amendments to be advisable and calling a meeting of the stockholders for consideration thereof.

     Second: The annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute and the Corporation's Certificate of Incorporation were voted in favor of the amendments.

     Third: Article Six, Section 1 of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

     "The business and affairs of the Corporation shall be managed by a Board of Directors which, subject to the rights of holders of shares of any class or series of preferred stock of the Corporation then outstanding to elect additional directors, shall consist of not less than three nor more than 21 persons. Within these limitations, the size of the Board of Directors shall be fixed from time to time as provided in the bylaws. Directors shall be elected for a term of office that expires at the next succeeding annual meeting of stockholders and shall hold office until their successors have been elected and qualified."

     Fourth: The Certificate of Incorporation is hereby amended to delete all of Article Eight. Any cross-references to Article Eight contained in the Corporation's Certificate of Incorporation are also deleted.

     Fifth: The following provision is hereby added to the Certificate of Incorporation as Article Twelve:

     "The board of directors may alter, amend or repeal the bylaws of the corporation, or adopt new bylaws."

     Sixth: The amendments were duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.
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     IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by Douglas L. Foshee, its Chairman, President and Chief Executive Officer, on this 17th day of June, 1999.

                                         NUEOV ENERGY COMPANY



                                                /s/ Douglas L. Foshee
                                         -----------------------------------
                                         Douglas L. Foshee, Chairman of the
                                           Board of Directors, President and
                                           Chief Executive Officer